EXHIBITS

ANNEX I	Certificate of Amendment to Articles of Incorporation

ANNEX I

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

KNOWLEDGE TRANSFER SYSTEMS, INC.

______________________________________________________

Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock

_______________________________________________________

1.    The name of the Corporation is Knowledge Transfer Systems, Inc. (the “Corporation”).

2.    The Articles of Incorporation of the Corporation (the “Articles”) are hereby amended as follows:

Article I of the Articles is amended in its entirety to read as follows:

“ARTICLE I

NAME

The name of the Corporation shall be Global General Technologies, Inc.”

3.    The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles have voted in favor of the amendment is 2,293,224 (approximately 90%).

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

By:	/s/ Shmuel Shneibalg
Name:	Shmuel Shneibalg
Title:	President and Secretary